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                                                                       EXHIBIT 1

                            DATED FEBRUARY 26, 1997




                      (1) CITATION COMPUTER SYSTEMS, INC.


                           (2) HEALTH SYSTEMS LIMITED




                         -----------------------------



                                 AGREEMENT FOR
                          SALE OF CITATION'S UK BRANCH




                         -----------------------------





                                   RADCLIFFES
                                 CROSSMAN BLOCK
                             5 Great College Street
                                  Westminster
                                London SW1P 3SJ

                               Tel: 0171 222 7040



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INDEX TO CLAUSES


  1    Interpretation

  2    Agreement for sale

  3    Purchase consideration

  4    Completion

  5    Prepayments Receivables and Open Orders

  6    Liabilities

  7    Contracts

  8    Employees

  9    VAT on Transfer

  10   Title and apportionments

  11   Distribution of Products

  12   Acknowledgement

  13   Future activities and arrangements

  14   Information

  15   Announcements

  16   Costs

  17   Communications

  18   Entire agreement and schedules

  19   Invalidity

  20   Proper law

  21   Value Added Tax

  22   Competition

  23   General

  24   Miscellaneous






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   Schedule 1  Leasehold properties
   Schedule 2  Excluded assets
   Schedule 3  Consideration
   Schedule 4  Products
   Schedule 5  Contracts
   Schedule 6  Computer Equipment
   Schedule 7  General Assets
   Schedule 8  Employees
   Schedule 9  Liabilities
  Schedule 10  Receivables
  Schedule 11  Prepayments
  Schedule 12  Records
  Schedule 13  Work Required
  Schedule 14  Escrow
  Schedule 15  Advance Billings






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AGREEMENT FOR SALE OF A BUSINESS


DATE: February 26, 1997

Parties:

 (1) "The Vendor": CITATION COMPUTER SYSTEMS, INC. (registered no
     00211402) a Missouri Corporation whose principal office is at 424 South Woods Mill Road Suite 200 Chesterfield Missouri 63017 USA

 (2) "The Purchaser": HEALTH SYSTEMS LIMITED (registered no 3314257) a company incorporated in England and Wales whose registered office is at 100 New Kings Road London SW6 4LX England

OPERATIVE PROVISIONS:


1    INTERPRETATION

1.1  In this agreement including the Schedules:

     1.1.1 the following words and expressions have the following meanings, unless they are inconsistent with the context:

              "Advance Billings"           those maintenance fees arising in
                                           connection with the Business which
                                           have been billed by the Vendor either
                                           annually or quarterly in advance and
                                           in respect of which the period
                                           covered by the relevant bill extends
                                           beyond 15 February 1997 as listed in
                                           Schedule 15.

              "Advance Billings Payment"   the agreed aggregate amount of
                                           pound 45,364.34 (exclusive of VAT)
                                           due from the Vendor to the Purchaser
                                           at Completion in respect of Advance
                                           Billings comprising the total of
                                           those amounts set



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                                           forth in Column ME appearing in
                                           Schedule 15.


              "Agreed Form"                in relation to any document the
                                           form of that document which has been
                                           initialled for the purpose of
                                           identification on behalf of the
                                           Vendor and the Purchaser respectively

               "Assets"                    the property, assets and rights
                                           of the Business to be purchased by
                                           the Purchaser as described in clause
                                           2.1.

              "Business"                   the business of the Vendor's London
                                           branch operations so far as they
                                           relate to the distribution of the
                                           Existing CITATION Products and the
                                           Distributed Products carried on by
                                           the Vendor at the Effective Date.

              "Completion"                 completion as provided for in Clause
                                           4

              "Contracts"                  the current contracts and engagements
                                           of the Vendor in relation to the
                                           Business as listed in Schedule 5, but
                                           excluding contracts with Employees
                                           and those contracts and licences
                                           included in the Excluded Assets.

             "Computer Equipment"          the computer hardware and associated
                                           software relating to the Business
                                           listed in Schedule 6.




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        "Creditors"                        the aggregate amount owed by the
                                           Vendor in connection with the
                                           Business to or in respect of trade
                                           creditors and accrued charges as
                                           recorded in the books of account of
                                           the Business at the Effective Date
                                           including liabilities for value added
                                           tax PAYE and National Insurance
                                           attributable to any period on or
                                           before the Effective Date and
                                           taxation on profits or chargeable
                                           gains.

        "Distributed Products"             the software products distributed
                                           by the Vendor and listed in Part 2
                                           of Schedule 4

        "Effective Date"                   the close of business on F.ebruary 28
                                           1997 or the signing of the compromise
                                           agreements by Fynn, Millward,
                                           O'Brien, D., whichever is the later.

        "Employees"                        the persons who, at the Effective
                                           Date, were employed by the Vendor
                                           for the purposes of the Business and
                                           whose names and outline terms of
                                           employment are set out in Schedule 8.

        "Excluded Assets"                  the assets listed in Schedule 2
                                           which are owned by the Vendor but
                                           are excluded from the sale to the
                                           Purchaser.



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             "Existing CITATION            the Vendor's software products
              Products"                    listed in Part 1 of Schedule 4

             "General Assets"              all equipment and vehicles other than
                                           the Computer Equipment owned by
                                           the Vendor at the Effective Date for
                                           the purpose of the Business as listed
                                           in Schedule 7

             "Goodwill"                    the goodwill of the Vendor in
                                           relation to the Business, together
                                           with the exclusive right for the
                                           Purchaser or its assignee to
                                           represent itself as carrying on the
                                           Business in succession to the Vendor
                                           but excluding the right to use the
                                           name "CITATION" whether on its own or
                                           as part of another name.

             "Licence Agreement"           the licence agreement referred to in
                                           Clause 11.1

             "Leasehold Properties"        the premises occupied by the Vendor
                                           as listed in Schedule 1.

             "Leases" the leases underleases or licences under which the Leasehold Properties are held.

             "Liabilities"                 the liabilities of the Business
                                           (other than the Creditors)
                                           outstanding at the Effective Date.





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             "New CITATION                 the Vendor's proposed software
                Products"                  products listed in Part 3 of
                                           Schedule 4
            "Open Orders"                  those Contracts listed in Part B of
                                           Schedule 5.
              "Parties"                    shall mean a reference to the Vendor
                                           and the Purchaser
                "Party"                    shall mean either the Vendor or the
                                           Purchaser
             "Petty Cash"                  any cash balances held at the
                                           Effective Date for the purpose of
                                           reimbursing out-of-pocket expenses
                                           in connection with the Business.
             "Prepayments"                 those prepayments in respect of the
                                           Business listed in Schedule 11
        "Purchaser's Solicitors"           Amhurst Brown Colombotti 2 Duke
                                           Street St James's London SW1Y 6BJ
            "Receivables"                  the receivables in respect of the
                                           Business listed in Schedule 10
                                           which for the avoidance of doubt
                                           shall not include Receivables due
                                           prior to the Effective Date from Mid
                                           Sussex NHS Trust and from Plymouth
                                           Hospitals NI-IS Trust
            "Regulations"                  the Transfer of Undertakings
                                           (Protection of Employment)
                                           Regulations 1981 (as amended).


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         "Vendor's Solicitors"             Radcliffes Crossman Block 5 Great
                                           College Street London SW1P 3SJ

      1.1.2 all references to a statutory provision shall be construed as including references to:

                   1.1.2.1 any statutory modification, consolidation or
                           re-enactment;

                   1.1.2.2 all statutory instruments or orders made pursuant to it;

                   1.1.2.3 any statutory provisions of which it is a
                           modification, consolidation or re-enactment;

      1.1.3 except where the context otherwise requires, words denoting the singular include the plural and vice versa; words denoting any gender include all genders; words denoting persons include firms and corporations and vice versa;

     1.1.4 unless otherwise stated, a reference to a clause, sub-clause or Schedule is a reference to a clause or a sub-clause of, or a Schedule to, this Agreement;

     1.1.5 clause headings are for ease of reference only and do not affect the construction of this agreement.


2    AGREEMENT FOR SALE

2.1 Subject to the terms and conditions of this Agreement, the Vendor shall sell and transfer to the Purchaser and the Purchaser shall purchase from the Vendor and assume as at the Effective Date:

     2.1.1 the Business as a going concern;

     2.1.2 the assets and rights which are listed below:

           2.1.2.1 the Goodwill;

           2.1.2.2 the benefit (but subject to the burden) of the Contracts

           2.1.2.3 the benefit (but subject to the burden) of the Open Orders



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           2.1.2.4 the Computer Equipment

           2.1.2.5 the General Assets;

           2.1.2.6 the Receivables

           2.1.2.7 the Prepayments

           2.1.2.8 the Advance Billings Payment

           2.1.2.9 the Petty Cash;

           but excluding the Excluded Assets;


2.2 Subject to the terms and conditions of this Agreement the Purchaser shall as at the Effective Date assume the Liabilities

2.3 The provisions of Schedule 1 shall more particularly apply in relation to the transfer of the Leasehold Properties.

3    PURCHASE CONSIDERATION

3.1 The consideration for the sale by the Vendor of the Business and the Assets shall be a sum equal to the aggregate of the values of the assets listed in Clause 2.1.2 (adjusted in accordance with clause 5). The figures as estimated or known at the date of this Agreement are set out in Schedule 3

3.2  The consideration shall be paid as follows:

     3.2.1 as to L.11,122.00 in respect of the Goodwill and Contracts, Computer Equipment, General Assets and Petty Cash in cash within seven days of completion of the purchase in accordance with clause 4 calculated as provided in Schedule 3;
     3.2.2 the amount ofL.17,085.72 in respect of the payment of the Receivables plus the Prepayments less the Advance Billings Payment and the payment in respect of Envelope within 30 days of the date of Completion;

     3.2.3    any adjustment in accordance with clause 5.




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3.3   The Consideration shall be exclusive of any value added tax which (if payable) shall be paid by the Purchaser on the delivery of the relevant VAT invoice.

4     COMPLETION

4.1 The sale and purchase shall be completed immediately upon exchange of this agreement when all the matters set out in this clause 4 shall be effected.

4.2 The Vendor shall deliver to the Purchaser, at the office where they are located or otherwise as may be agreed, such of the Assets as are capable of being transferred by delivery.

4.3 The Vendor shall cause to be delivered or (if so requested by the Purchaser) made available to the Purchaser:

      4.3.1 such documents as may be reasonably necessary to complete the sale and purchase of the Assets and vest title to the Assets in the Purchaser, including (but without limitation) assignments of the Goodwill, Contracts, and Leases;
      4.3.2 copies of all records of National Insurance and PAYE relating to all the Employees;

     4.3.3     copies of the value added tax records referred to in clause 9.2;

     4.3.4     copies of such other records as are listed in Schedule 12
     4.3.5 an engrossment of the Licence Agreement in the Agreed form signed on behalf of the Vendor.
     4.3.6 an engrossment of Option Agreement (in this Clause the "Option Agreement") in the Agreed Form signed on behalf of the Vendor relating to all the issued shares of CITATION Computer Systems Limited a company incorporated in England and Wales with registered number 2645836;
     4.3.7 Letters of authority in the Agreed Form required on behalf of the Vendor in respect of the escrow arrangements referred to in
               Schedule 14.




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4.4  Upon completion of the matters referred to above the Purchaser shall deliver to the Vendor

     4.4.1 an engrossment of the Licence Agreement in the Agreed Form signed on behalf of the Purchaser;

     4.4.2 an engrossment of the Option Agreement in the Agreed Form signed by William Seabrook.

4.5 Within seven days of Completion the Purchaser shall deliver to the Vendor a cheque in respect of that part of the purchase consideration specified in clause 3.2.1;

4.6 The Purchaser shall not be obliged to complete the purchase of any of the Assets unless the purchase of all the Assets is completed in accordance with this agreement.

4.7 The Purchaser may in its absolute discretion waive any requirement contained in clause 4.2 or 4.3 and the Vendor may in its absolute discretion waive any requirement contained in clause 4.4.

5    PREPAYMENTS RECEIVABLES AND OPEN ORDERS

5.1 The Vendor and the Purchaser shall (if necessary) jointly procure that as soon as practicable and in any event within 45 days of the date of this Agreement the value of the Prepayments, the Receivables and the Open Orders as at the Effective Date is determined.

5.2 Any dispute with respect to the determination of the value of the Prepayments the Receivables or the Open Orders shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Vendor and the Purchaser or, failing such nomination within 14 days after request by either the Vendor or the Purchaser, nominated at the request of either of them by the


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        President for the time being of the Institute of Chartered Accountants in England and Wales. The accountants shall be entitled to call for and inspect the working papers of the Vendor's auditors and such other documents as they may reasonably consider necessary. In making their determination, the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid equally by the Vendor and the Purchaser.

5.3 The amounts agreed or determined under the foregoing sub-clauses shall (to the extent agreed) be paid to the Vendor or the Purchaser (as the case may be) forthwith upon their being agreed and (as to any balance) upon the amount being determined.

5.4 If, prior to the Effective Date, the Vendor made a prepayment or paid a deposit under any of the Contracts for the purchase of an asset which is not included in the Assets, the Purchaser shall reimburse to the Vendor the amount of the prepayment or deposit within 45 days of the date of this Agreement. The Vendor certifies that no such prepayment or deposit has been made.

5.5 The Purchaser shall collect and pay to the Vendor as agent of the Purchaser within two working days of receipt of payment the amounts due prior to the Effective Date to the Vendor from Mid Sussex NHS Trust and Plymouth Hospitals NHS Trust.

5.6 The Purchaser shall pay to the Vendor within two working days of receipt of payment those percentages of the amounts for the Open Orders which are set out against each contract in Part B of Schedule 5.

6       LIABILITIES




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6.1     The Purchaser shall promptly discharge the Liabilities when they become due as referred to in Schedule 9.

6.2 Notwithstanding completion of the purchase of the Business the Vendor shall be responsible for all debts (other than the Liabilities) payable by and claims outstanding against it at the Effective Date including all wages, sums payable under taxation statutes, rent and other expenses and will discharge such debts promptly.

6.3 The Purchaser shall take all reasonable steps to perform, in accordance with its normal business standards, the obligations of the Vendor to provide after-sales service or to meet warranty claims of customers arising in the normal course of the Business as a result of transactions carried out by the Vendor prior to the Effective Date, insofar as the same are required by the Vendor's standard contracts, copies of which have been produced to the Purchaser.

7       CONTRACTS

7.1 The Purchaser shall perform and discharge the outstanding obligations and liabilities of the Vendor under the Contracts.

7.2     The Purchaser shall indemnify the Vendor:


        7.2.1   against claims by third parties arising under or in
                respect of the Contracts whether such claims relate to any product or service supplied or any act or omission by the Vendor on or before (or by the Purchaser on or after) the Effective Date, other than those claims made by Plymouth Hospitals NHS Trust. With respect to the claim made by Plymouth Hospitals NHS Trust the Purchaser shall complete the contract as has been agreed by the parties without charge. Any additional settlement
                amounts will be the responsibility of the Vendor.   With respect
                to the claim made by Swindon and Marlborough NHS Trust, if the settlement is less than or equal to pound 18,000, the



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                Purchaser will reimburse the Vendor in the amount of pound 1,000 per month until the settlement is reimbursed in full. If the settlement amount is greater than pound 18,000, the purchaser will reimburse the Vendor in the amount of pound 2,000 per month until the settlement is reimbursed in full.


        7.2.2 against claims by third parties arising in respect of the Business which relate to any product or service supplied or any act or omission by the Purchaser after the Effective date

        7.2.3 The Vendor warrants that they have informed the Purchaser of all claims relating to the contracts of which the Vendor is aware.

7.3 The Purchaser and Vendor shall comply with the provisions of Clause 10.2 in respect of the Contracts.

7.4 In particular and without prejudice to the generality of the foregoing the Purchaser undertakes to complete Envelope as set out in the Schedule 13 and shall indemnify and hold the Vendor harmless in respect thereof.

7.5 The Purchaser shall inform the Vendor immediately it becomes aware of any claim by a third party arising in respect of any Contract or otherwise in respect of the Business, its products and services.

8     EMPLOYEES

8.1 The Vendor warrants that it has complied with the provisions of Regulation 10 of the Regulations.

8.2 The Purchaser shall indemnify the Vendor against any order to pay compensation made pursuant to the Regulations.





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8.3   All salaries and other emoluments, including holiday pay, tax and national insurance payments and contributions to retirement benefit schemes, relating to the Employees shall be borne by the Vendor up to the Effective Date and all necessary apportionments shall be made.

8.4 The Vendor will prior to Completion terminate the employment of those of the Employees who are listed in Part 2 of Schedule 8

9     VAT on Transfer

9.1 The Parties shall use all reasonable endeavours to procure that the sale of the Business is deemed to be a transfer of a business as a going concern for the purposes of the Value Added Tax Act 1994, s 49 and
      Schedule 4 paragraph 8(1)(a).

9.2 The Vendor shall forthwith deliver to the Purchaser the records of the Business for value added tax purposes which are required by the Value Added Tax Act 1994, s 49(1)(b) to be preserved by the Purchaser.

9.3 The Purchaser shall for a period of not less than 6 years from the Effective Date preserve the records delivered to it by the Vendor and, upon reasonable notice, make them available to the Vendor or its agents during normal business hours and for such purpose the Vendor and its agents shall have the right and licence to enter the premises at which such documents are held.

10    TITLE AND APPORTIONMENTS

10.1 Subject to the provisions of Schedule 1 relating to the Leasehold Properties, the Vendor shall take all necessary steps and co-operate fully with the Purchaser to ensure that it obtains the full benefit of the Business and Assets and shall at the cost of the Purchaser execute such documents as are necessary or appropriate for vesting in the Purchaser all its rights and interests in the Assets.




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10.2  Insofar as the Assets comprise the benefit of contracts which cannot effectively be assigned to the Purchaser without the consent of a third party or except by an agreement of novation:

      10.2.1 the Vendor and the Purchaser shall use all reasonable endeavours to obtain consent or to procure a novation;

      10.2.2 unless and until consent is obtained or the contracts are novated the Purchaser shall, for its own benefit and to the extent that the contracts permit, perform on behalf of the Vendor (but at the Purchaser' s expense) all the obligations of the Vendor which fails to be performed after the Effective Date (insofar as they have been disclosed to the Purchaser) and indemnify the Vendor against all costs, proceedings, claims, demands and expenses which may be incurred by the Vendor as a result of any act, neglect, default or omission on the part of the Purchaser to perform or comply with any such obligation.

10.3 All charges and other outgoings including service charges and licence fees relating to or payable in respect of the Business up to the Effective Date shall be borne by the Vendor and as from the Effective Date shall be borne by the Purchaser and all rents, royalties and other periodical payments receivable in respect of the Business up to that time shall belong to and be payable to the Vendor and as from that time shall belong to and be payable to the Purchaser. Such outgoings and payments receivable shall if necessary be apportioned accordingly, provided that any such outgoings or payments receivable which are referable to the extent of the use of any property or right shall be apportioned according to the extent of such use.

10.4 Where any amounts fall to be apportioned under this agreement, the Vendor shall provide the Purchaser with full details of the apportionments, together with supporting vouchers or similar documentation, and in the absence of dispute the appropriate payment shall be made by or to the Vendor forthwith. If the amount of any apportionment is in dispute, the provisions of clause 5.2 shall apply for resolving the dispute and the amount determined in accordance with that clause shall be paid within 14 days of the determination, together with interest calculated on a daily basis (as well after as before judgment), from the Effective Date until the date of actual payment, at the rate of 2 per cent per annum above the base rate from time to time of National Westminster Bank PLC.

11    DISTRIBUTION OF PRODUCTS

11.1 On Completion the Vendor shall enter into a licence agreement ("Licence Agreement") with the Purchaser in the Agreed Form in respect of the Existing CITATION Products

11.2 The principles in respect of the licensing of the Existing CITATION Products shall include:

      11.2.1 the right to use the Existing CITATION Products perpetually in the United Kingdom only and to license them to new users in the United Kingdom only and to support and maintain existing users in the United Kingdom.

      11.2.2 in respect of the Existing CITATION Product known as Alert 2000, in addition to the rights under clause 11.2.1, the right to support and maintain existing users in Ireland and to use the product for that purpose.

      11.2.3 the licence to relate to source and object code of the Existing CITATION Products with all associated documentation and to include the right to make modifications in accordance with the terms of the Licence Agreement.

      11.2.4 the Licence will include the right to use the names of the Existing CITATION Products as set out in Part I of Schedule 4.

11.3 The Vendor hereby appoints the Purchaser its exclusive sub-distributor in Great Britain of a product known as XR 2000 under the agreement dated 23 September 1994 between CHL Software Limited and the Vendor relating to such product and the Purchaser undertakes to the Vendor to comply with all the obligations of the Vendor under such agreement as shall relate to the distribution of such product in Great Britain. A copy of such agreement has been signed on behalf of the Parties by way of identification and is marked 'A'.

11.4 The Vendor hereby appoints the Purchaser as its dealer under its international distribution agreement ("the STC Agreement") dated 17 March 1994 with Software Technologies Corporation ("STC") and (subject to the consent and release of STC) assigns to the Purchaser the agreement between STC and the Vendor relating to STC's product designated by the Vendor as "Link 2000". The obligations of the Purchaser under its appointment as a dealer shall be the same as those of the Vendor under the STC Agreement. A copy of such agreement has been signed on behalf of the Parties by way of identification and is marked 'B'.

11.5 The Vendor shall negotiate with the Purchaser in good faith for the appointment of the Purchaser as the Vendor's distributor in the United Kingdom for the New CITATION Products and in respect of such negotiations:

     11.5.1 the Vendor shall give to the Purchaser six months prior written notice of the planned availability for delivery of the New CITATION Products and the Parties shall meet to negotiate in good faith a distribution agreement. If after three months the Parties have been unable to agree then either Party may terminate the negotiations; and will be free to deal with others.

     11.5.2 the agreement relating to the New CITATION Products shall grant to the Purchaser rights to the object code (but not the source code) of such products; and

      11.5.3 the inability of the parties to reach agreement on such terms of appointment shall not affect the Vendor's right to license the Existing CITATION Products under the terms of the Licence Agreement

12     ACKNOWLEDGEMENT

12.1 The Purchaser acknowledges that one of its shareholders and directors has been involved in this Business for a period of more than four years and that the Purchaser is therefore buying the Business in full knowledge of the Business and its affairs having had full access to all necessary documentation and information.

12.2 Nevertheless it is a condition of this Agreement that the Purchaser obtains all the assets purchased under this Agreement.


13     FUTURE ACTIVITIES AND ARRANGEMENTS

13.1 For the purpose of assuring to the Purchaser the full benefit of the Business

13.1.1 The Vendor shall promptly refer to the Purchaser all enquiries relating to the Business and assign to the Purchaser all orders relating to the Business, including enquiries or orders for any stocks, spares, parts, accessories and other equipment manufactured or sold in connection with the Business, which the Vendor may in future receive; and

13.1.2 The Vendor shall not during the period or three years commencing on the Effective Date without the Purchaser's prior written consent (such consent not to be unreasonably withheld or delayed) restart another competitive operation in the United Kingdom or appoint another distributor of the Existin CITATION Products or the New CITATION Products except that this shall not apply:

       13.1.2.1 to the setting up of an operation of the appointment of another distributor in respect of the Existing CITATION Products in the event that the Licence Agreement is terminated in accordance with its terms or in the event that (after being entered into) the distribution agreement provided for in Clause 11.5 is terminated as a result of breach of such agreement by the Purchaser; or

      13.1.2.2 to the setting up of an operation or the appointment of another distributor in respect of the New CITATION Products or the appointment of a distributor of the New CITATION Products in the event that notwithstanding negotiation by the Vendor in good faith (as provided by clause 11.5) a distribution agreement with the Purchaser for the New CITATION Products cannot be agreed or following agreement such agreement is terminated in accordance with its terms or in the event that the Licence Agreement is terminated as a result of breach of such agreement by the Purchaser.

13.2 The Purchaser undertakes to the Vendor that during the period of three years from the Effective Date it will not sell assets other than in the normal course of business consistent with the scale of operation of and financial resources available to the Purchaser.

14   INFORMATION

During the period of six years from the date of the completion of this Agreement the Purchaser shall preserve and retain, and shall permit the Vendor or its agents on reasonable notice to inspect and take copies of, all or any documents delivered to the Purchaser pursuant to this Agreement and such permission shall include the right and licence on the part of the Vendor and its agents following such notice to enter the premises at which such documents are held.


15   ANNOUNCEMENTS

No announcement of any kind shall be made in respect of the subject matter of this agreement except as specifically agreed between the Vendor and the Purchaser. Any announcement by either party shall in any event be issued only after prior consultation with the other.


16    COSTS

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All expenses incurred by or on behalf of the parties, including all fees of agents, solicitors, accountants, employed by either of the parties in connection with the negotiation, preparation and execution of this agreement shall be borne solely by the party which incurred them.


17    COMMUNICATIONS

17.1 All communications between the parties with respect to this agreement shall be delivered by hand or sent by first-class post to the address of the addressee as set out in this agreement, or to such other address as the addressee may from time to time have notified for the purpose of this clause, or sent by facsimile transmission (with confirmation by letter posted first-class within 24 hours).

17.2  Communications shall be deemed to have been received:

      17.2.1 if sent by airmail (if overseas) or by first class post (if inland): 10 business days after posting exclusive of the day of posting;

      17.2.2  if delivered by hand: on the day of delivery;

      17.2.3  if sent by facsimile transmission: at the time of transmission.

17.3 Communications addressed to the Vendor shall be marked for the attention of Mr. Anton F Flieg Jnr, Director of Sales Operations. Communications addressed to the Purchaser shall be marked for the attention of Mr K Collins, Director.

17.4  In proving service:

      17.4.1 by delivery by hand: it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

      17.4.2 by post or facsimile transmission: it shall be necessary only to prove that the communication, or letter of confirmation, was contained in an envelope which was duly addressed and posted in accordance with this clause.


18    ENTIRE AGREEMENT AND SCHEDULES

18.1 This agreement and the Schedules constitute the entire agreement and understanding between the parties with respect to all matters which are referred to.

18.2  The Schedules form part of this agreement.

18.3  This agreement binds each party's successors and assigns.

19    INVALIDITY

19.1 If any term or provision in this agreement shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law, that term or provision or part shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

20    PROPER LAW

The construction, validity and performance of this agreement shall be governed by the laws of England and all parties submit to the jurisdiction of the English Courts.

21    VALUE ADDED TAX

Unless otherwise stated amounts referred to in this Agreement are exclusive of Value Added Tax and other taxes, duties, levies or withholdings. The relevant party shall be obliged to pay any such taxes or other amounts with the principal sums to which they relate.

22    COMPETITION

Notwithstanding any other provision of this Agreement no provision hereof which is of such a nature as to make this Agreement liable to registration under the Restrictive Trade Practices Act 1976 (United Kingdom) or the Competition Act 1991 (Ireland) or notification under the Treaty of Rome shall take effect until the day after that on which particulars thereof shall have been furnished to the Director General of Fair Trading pursuant to the said Acts or the European Commission under the said Treaty (as the case may be). The parties shall use all reasonable endeavours to procure the furnishing of such particulars as soon as possible after the signing of this Agreement.

23    GENERAL

23.1 No failure delay or indulgence on the part of either party in exercising any power or right under this Agreement shall operate as a waiver of such power or right.

23.2 No single or partial exercise of any power or right by either party shall preclude any other or further exercise thereof or the exercise of any other such power or right under this Agreement.

23.3 Each party shall give prompt attention to any matter relating to the obligations hereunder which is raised by the other party.

23.4 Neither party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other provided that the Vendors shall not require consent for assignment within the Vendor's group of companies.

23.5 In the event of any conflict or inconsistency between the terms of this Agreement and its Schedules the terms of the Agreement shall prevail.

24    MISCELLANEOUS

24.1 For the avoidance of doubt the Agreement between Microscript Corporation and the Vendor notice of cancellation in respect of which was given in October 1996 is outside the scope of and forms no part of this Agreement. The Purchaser assures the Vendor that no benefit has been achieved or transferred under the arrangements provided in this Agreement.

24.2 The Vendor hereby undertakes to indemnify and keep fully and effectually indemnified the Purchaser against all costs claims and demands of whatever nature made against the Purchaser arising directly or indirectly from or concerning:

      24.2.1 the secondment to the Business of two of the Vendor's employees from their principal place of employment in Missouri, USA; and

     24.2.2 the termination of or other arrangement concerning the employment by the Vendor of P Hunter.


24.3 If the Purchaser is approached by anyone in respect of any of the matters referred to in this clause it will promptly refer the matter to the Vendor.


AS WITNESS whereof these presents have been entered into the day and year first above written

SIGNATURES


                       Signed on behalf of
        CITATION Computer Systems Limited:      /s/ J. Robert Copper

                                  Name:         J. Robert Copper

                                  Position:     Chief Executive Officer

                                  Date:         February 26, 1997

                        In the presence of:     /s/Anton F. Flieg, Jr.

                                  Name:         Anton F. Flieg, Jr.

                                  Position:     Director Sales Operations

                                  Date:         February 26, 1997


                       Signed on behalf of
                   Health Systems Limited:      /s/William Seabrook

                                  Name:         William Seabrook

                                  Position:     Managing Director

                                  Date:         February 26, 1997

                        In the presence of:     /s/Richard D. Neece

                                  Name:         Richard D. Neece

                                  Position:     Executive Vice President/CFO

                                  Date:         February 26, 1997